Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports Third Quarter Fiscal Year 2015 Results

Strong Organic Sales Growth of 7% in Constant Currency with Both Operating Groups Contributing

Phoenix, April 23, 2015 - Avnet, Inc. (NYSE:AVT) today announced results for the third quarter fiscal year 2015 ended March 28, 2015.

Q3 Fiscal 2015 Results

	THIRD QUARTERS ENDED
	March 28, 2015	March 29, 2014	Change
	$ in millions, except per share data
Sales	$6,736.9	$6,683.6	0.8%
Constant Currency (1)			7.0%

GAAP Operating Income	203.7	184.8	10.2%
Adjusted Operating Income (2)	230.4	223.8	3.0%

GAAP Net Income	121.5	113.9	6.7%
Adjusted Net Income (2)	143.5	144.1	(0.4)%

GAAP Diluted EPS	$0.88	$0.81	8.6%
Adjusted Diluted EPS (2)	$1.04	$1.03	1.0%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended March 28, 2015 increased 7.0% organically on a constant currency basis and reported sales increased 0.8% year over year to $6.74 billion
•	Adjusted operating income of $230.4 million increased 3.0% year over year and adjusted operating income margin of 3.4% increased 7 basis points year over year
•	Adjusted net income of $143.5 million was essentially flat from the year ago quarter and adjusted diluted earnings per share of $1.04 increased 1.0% year over year
•

Excluding the impact of changes in foreign currency exchange rates, adjusted diluted earnings per share would have been $1.15, which represents an increase of approximately 12% from the year ago quarter

Rick Hamada, Chief Executive Officer, commented, “I believe our team has done a good job navigating the continuing environment of mixed signals among various business and economic indicators, including the significant strengthening of the U.S. Dollar during our March quarter.  Our organic growth rate improved this quarter as revenue increased 7.0%  in constant currency over the prior year with both operating groups contributing to the momentum. Our EMEA region grew 7.4%

year over year on an organic basis in constant currency driven by demand for both electronic components and enterprise IT products.  In our Americas region, both operating groups grew revenue approximately 4% year over year while Asia grew close to 7% year over year. Our earnings were also negatively impacted by a stronger dollar as a  13.8%  year-over-year growth in our adjusted operating income in local currencies was reduced to a 3.0%  reported increase. Adjusted operating income margin increased 7 basis points year over year and adjusted EPS was $1.04.  Despite the understandable questions about growth in this current environment, we have thus far not seen any material changes to demand trends as reflected on our dashboards."

Avnet Electronics Marketing Results

		Year-over-
		Year Growth Rates
	Q3 FY15	Reported and
	Sales	Organic Sales
	(in millions)
EM Total	$4,219.5	2.1%
Constant Currency (1)		8.7%
Americas	$1,237.2	3.7%
EMEA	$1,251.9	(9.7)%
Constant Currency (1)		8.2%
Asia	$1,730.4	11.4%

	Q3 FY15	Q3 FY14	Change
Operating Income	$197.3	$193.4	2.0%
Operating Income Margin	4.7%	4.7%	0	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Sales increased 8.7% organically on a constant currency basis and reported sales increased 2.1% year over year to $4.2 billion
•	Operating income margin was flat year over year at 4.7% as strength in the Asia and EMEA regions was offset by weakness due to the translation impact of the strong U.S. Dollar
•

Working capital (defined as receivables plus inventories less accounts payables) was essentially flat from the year ago quarter in reported dollars but increased 9.9% in constant currency primarily in support of the organic sales growth

•	Return on working capital (ROWC) increased 8 basis points year over year and increased 128 basis points sequentially

Mr. Hamada added, “Electronics Marketing’s (EM) streak of year-over-year organic growth reached eight quarters as sales increased 8.7% organically in constant currency, 2.1% on a reported basis, with all three regions contributing to this growth. Year over year, EM Asia organic sales grew double digits for a seventh consecutive quarter while EMEA grew 8.2% in constant currency and the Americas grew 3.7%. In our March quarter, EM EMEA’s operating income in local currencies grew 2.7 times faster than revenue and operating income margin expanded 91 basis points year over year. These strong organic results were significantly reduced at the EM global level after translation into U.S. Dollars. EM’s reported operating income increased 2% year over year with operating income margin flat to the year ago quarter.  Our EM team continued their disciplined approach to managing working capital as our velocity and returns improved year over year. With our book to bill ratio above parity for the quarter and a seasonal outlook for June sales, we remain encouraged about our prospects for continued profitable growth from our global EM business.”

Avnet Technology Solutions Results

		Year-over-
		Year Growth Rates
	Q3 FY15	Reported and
	Sales	Organic Sales
	(in millions)
TS Total	$2,517.3	(1.3)%
Constant Currency (1)		4.3%
Americas	$1,440.5	4.9%
EMEA	$717.2	(7.4)%
Constant Currency (1)		6.0%
Asia	$359.6	(10.7)%

	Q3 FY15	Q3 FY14	Change
Operating Income	$68.1	$60.9	11.8%
Operating Income Margin	2.7%	2.4%	32	bps

(1)     Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Sales increased 4.3% organically on a constant currency basis and decreased 1.3% year over year to $2.52 billion
•	Operating income increased 11.8% to $68.1 million and operating income margin increased 32 basis points year over year to 2.7%
•	ROWC increased 365 basis points year over year primarily due to higher operating income in the Americas region
•	At a product level, year-over-year growth in software, storage, and networking and security was offset by a decline in computing components

Mr. Hamada further added, "In constant currency, Technology Solutions (TS) sales grew 4.3% led by our EMEA region, which grew 6.0%, and the Americas, which grew 4.9%. Continued demand for datacenter solutions in our western regions was offset by a  double digit decline in our computing components business and the translation impact of the strong U.S. Dollar as TS reported revenue declined 1.3% from the prior year quarter. TS delivered strong leverage as operating income grew 11.8% year over year and operating income margin increased 32 basis points driven by a significant improvement in the Americas region. At TS EMEA, which has been improving their financial performance throughout fiscal 2015, operating income grew 22% in local currencies through the first nine months of fiscal 2015 and operating income margin expanded 38 basis points.  Continued investment in converged solutions, including private/hybrid cloud, and greater software mix has been driving steady growth for TS. We will continue to focus our resources on higher growth opportunities as we progress towards our stated goals.”

Cash Flow/Dividend

•	Cash generated from operations was approximately $60 million in the March quarter and for the trailing twelve months, cash generated from operations was approximately $318 million
•	Cash and cash equivalents at the end of the quarter was $803.5 million; net debt (total debt less cash and cash equivalents) was approximately $1.3 billion
•

The Company repurchased approximately 925,000 shares during the quarter at an aggregate cost of $38.8 million. Through the first nine months of the fiscal year, the Company repurchased approximately 3.6 million shares at an aggregate cost of $147.6 million. Entering the fourth quarter, the Company had approximately $318.3 million remaining under the current repurchase authorization

•	The Company paid a quarterly dividend of $0.16 per share or $21.7 million and $0.48 per share or $65.6 million for the first nine months of the fiscal year

Kevin Moriarty, Chief Financial Officer, stated, “Some of our growth in profits this quarter were reinvested in working capital to support the strong year-over-year top-line organic growth in local currency.  Even with the strong organic growth, the team did an effective job managing working capital as our cash cycle declined half a day from the year ago quarter driven by a one day decline in days of inventory. During the quarter, we returned approximately $61 million of cash to shareholders through our dividend and disciplined share repurchase program, which brings our total cash returned to shareholders to $213 million in fiscal 2015.  With our strong balance sheet and ample liquidity, we remain well positioned to fund future profitable growth while continuing to return cash to shareholders via both our dividend and disciplined share repurchase program.”

Outlook for Fourth Quarter of Fiscal 2015 Ending on June 27, 2015

•	EM sales are expected to be in the range of $4.15 billion to $4.45 billion and TS sales are expected to be in the range of $2.45 billion to $2.75 billion
•	Avnet sales are expected to be in the range of $6.6 billion and $7.2 billion
•	Adjusted diluted earnings per share is expected to be in the range of $1.02 to $1.12 per share
•	The guidance assumes 138 million average diluted shares outstanding and a tax rate of 27% to 31%

The above guidance excludes the amortization of intangibles and any potential restructuring, integration and other expenses. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the fourth quarter of fiscal 2015 is $1.08 to €1.00. This compares with an average exchange rate of $1.37 to €1.00 in the fourth quarter of fiscal 2014 and $1.13 to €1.00 in the third quarter of fiscal 2015.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” "feel," “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency translation in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the translation impact of changes in foreign currency exchange rates” or “constant currency.” Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other expenses and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Third Quarter Fiscal 2015

	Third Quarter Fiscal 2015
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS*
	$ in thousands, except per share amounts
GAAP results	$203,712	$170,896	$121,529	0.88
Restructuring, integration and other expenses	15,494	15,494	12,035	0.09
Amortization of intangible assets and other	11,187	11,187	7,708	0.06
Income tax adjustments	—	—	2,192	0.02
Total adjustments	26,681	26,681	21,935	0.16
Adjusted results	$230,393	$197,577	$143,464	$1.04

* Does not foot due to rounding

Items impacting the third quarter of fiscal 2015 consisted of the following:

•

Restructuring, integration and other expenses of $15.5 million before tax consisted of $3.6 million for severance, $0.7 million for facility exit and asset impairment related costs, $3.8 million for other restructuring costs, $5.3 million for integration-related costs, $2.4 million for other costs, and net reversals of $0.3 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $12.0 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $11.2 million before tax and $7.7 million after tax; and
•	An income tax expense, net of $2.2 million primarily related to certain items impacting the effective income tax rate in the third quarter of fiscal 2015.

Second Quarter Fiscal 2015

	Second Quarter Fiscal 2015
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$250,287	$220,097	$163,706	$1.18
Restructuring, integration and other Expenses	13,257	13,257	10,188	0.07
Amortization of intangible assets and other	11,052	11,052	7,675	0.06
Income tax adjustments	—	—	(5,597)	(0.04)
Total adjustments	24,309	24,309	12,266	0.09
Adjusted results	$274,596	$244,406	$175,972	$1.27

Items impacting the second quarter of fiscal 2015 consisted of the following:

•

Restructuring, integration and other expenses of $13.3 million before tax consisted of $1.7 million for severance, $4.1 million for facility exit and asset impairment related costs, $0.8 million for other restructuring costs, $4.0 million for integration-related costs, $2.1 million for other costs, and a net expense of $0.6 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $10.2 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $11.1 million before tax and $7.7 million after tax; and
•	An income tax benefit, net of $5.6 million primarily related to certain items impacting the effective income tax rate in the second quarter of fiscal 2015.

Third Quarter Fiscal 2014

	Third Quarter Fiscal 2014
		Income
		Before
	Operating	Income		Diluted
	Income	Taxes	Net Income	EPS
	$ in thousands, except per share amounts
GAAP results	$184,843	$164,993	$113,851	$0.81
Restructuring, integration and other expenses	26,083	26,083	19,275	0.14
Gain on legal settlement	—	(2,965)	(1,811)	(0.01)
Amortization of intangible assets and other	12,868	12,868	9,043	0.06
Income tax adjustments	—	—	3,744	0.03
Total adjustments	38,951	35,986	30,251	0.22
Adjusted results	$223,794	$200,979	$144,102	$1.03

Items impacting the third quarter of fiscal 2014 consisted of the following:

•

Restructuring, integration and other expenses of $26.1 million before tax consisted of $15.4 million for severance, $3.9 million for facility exit and asset impairment related costs, $2.3 million for other costs, $3.9 million for integration-related costs, and a net expense of $0.6 million to adjust estimates for prior period restructuring liabilities. Restructuring, integration and other expenses after tax was $19.3 million;
•	Gain on legal settlement of $3.0 million before tax and $1.8 million after tax related to a settlement payment received during the third quarter of fiscal 2014;
•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.9 million before tax and $9.0 million after tax; and
•	An income tax expense, net of $3.7 million primarily related to certain items impacting the effective income tax rate in the third quarter of fiscal 2014.

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Organic sales in constant currency is defined as organic sales (as defined above) excluding the impact of changes in foreign currency exchange rates.

The following table presents the reconciliation of reported sales to organic sales for the first nine months of fiscal 2014. For quarterly periods subsequent to the first quarter of fiscal 2014, reported sales are equivalent to organic sales.

	Nine Months Ended
	As Reported	Acquisitions/	Organic Sales -
	Fiscal 2014	Divestitures	Fiscal 2014
	(in thousands)
Avnet, Inc.	$20,450,945	$119,950	$20,570,895
EM	12,225,911	119,950	12,345,861
EMEA	3,700,658	119,950	3,820,608

"Acquisition/Divestiture" as presented in the preceding table includes the acquisition of MSC Investoren GmbH (“MSC”), in October 2013 in the EM EMEA region, which impacted the year-over-year sales comparisons.

ROWC, ROCE and WC Velocity

The following table (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

		Q3 FY15	Q3 FY14	Q2 FY15
Sales		$6,736,860	$6,683,616	$7,551,880
Sales, annualized	(a)	$26,947,440	$26,734,464	$30,207,520
Adjusted operating income (1)		$230,393	$223,794	$274,594
Adjusted annualized operating income	(b)	$921,572	$895,176	$1,098,384
Adjusted effective tax rate (2)		27.7%	27.9%	27.7%
Adjusted annualized operating income, after tax	(c)	$666,665	$645,601	$794,571
Average monthly working capital
Accounts receivable		$5,251,882	$5,165,610	$5,318,083
Inventories		$2,564,071	$2,592,568	$2,700,424
Accounts payable		$(3,344,479)	$(3,250,104)	$(3,437,897)
Average working capital	(d)	$4,471,474	$4,508,074	$4,580,610
Average monthly capital employed	(e)	$6,028,015	$6,034,183	$6,161,858
ROWC = (b) / (d)		20.6%	19.9%	24.0%
WC Velocity = (a) / (d)		6.0	5.9	6.6
ROCE = (c) / (e)		11.1%	10.7%	12.9%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)

Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference and Upcoming Events

Avnet will host a quarterly teleconference today at 2:00 p.m. Eastern Time. Financial information including financial statement reconciliations of GAAP to non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the teleconference will also be available after the call.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners' success by connecting the world's leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated sales of $27.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Third Quarters Ended		Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014
	(Thousands, except per share data)
Sales	$6,736,860	$6,683,616	$21,128,326	$20,450,945
Cost of sales	5,962,506	5,878,704	18,721,003	18,062,230
Gross profit	774,354	804,912	2,407,323	2,388,715
Selling, general and administrative expenses	555,148	593,986	1,713,056	1,736,689
Restructuring, integration and other expenses	15,494	26,083	47,071	66,624
Operating income	203,712	184,843	647,196	585,402
Other (expense) income , net	(8,945)	2,511	(15,963)	(1,488)
Interest expense	(23,871)	(25,326)	(71,936)	(80,529)
Gain on legal settlement	—	2,965	—	22,102
Income before income taxes	170,896	164,993	559,297	525,487
Income tax expense	49,367	51,142	146,117	166,148
Net income	$121,529	$113,851	$413,180	$359,339
Earnings per share:
Basic	0.89	$0.82	3.02	$2.61
Diluted	0.88	$0.81	2.97	$2.57
Shares used to compute earnings per share:
Basic	136,046	138,418	136,965	137,845
Diluted	137,721	140,179	139,181	140,015
Cash dividends paid per common share	$0.16	$0.15	$0.48	$0.45

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 28,	June 28,
	2015	2014
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$803,468	$928,971
Receivables, net	4,994,751	5,220,528
Inventories	2,474,402	2,613,363
Prepaid and other current assets	211,336	191,337
Total current assets	8,483,957	8,954,199
Property, plant and equipment, net	548,433	534,999
Goodwill	1,262,533	1,348,468
Intangible assets, net	134,837	184,308
Other assets	184,745	233,543
Total assets	$10,614,505	$11,255,517
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$350,277	$865,088
Accounts payable	3,272,030	3,402,369
Accrued expenses and other	618,665	711,369
Total current liabilities	4,240,972	4,978,826
Long-term debt	1,725,238	1,213,814
Other liabilities	146,785	172,684
Total liabilities	6,112,995	6,365,324
Shareholders’ equity	4,501,510	4,890,193
Total liabilities and shareholders’ equity	$10,614,505	$11,255,517

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	March 28,	March 29,
	2015	2014
	(Thousands)
Cash flows from operating activities:
Net income	$413,180	$359,339
Non-cash and other reconciling items:
Depreciation	70,919	67,392
Amortization	32,630	33,081
Deferred income taxes	29,500	20,850
Stock-based compensation	48,890	33,896
Other, net	57,766	54,824
Changes in (net of effects from businesses acquired):
Receivables	(186,037)	(55,853)
Inventories	(89,994)	(114,258)
Accounts payable	118,449	(148,825)
Accrued expenses and other, net	(210,751)	(46,541)
Net cash flows provided by operating activities	284,552	203,905

Cash flows from financing activities:
Repayment of notes	—	(300,000)
Borrowings under accounts receivable securitization program, net	110,000	230,000
(Repayments) borrowings of bank and other debt, net	(96,372)	56,658
Repurchases of common stock	(147,606)	(1,252)
Dividends paid on common stock	(65,602)	(62,009)
Other, net	(13,993)	10,390
Net cash flows used for financing activities	(213,573)	(66,213)

Cash flows from investing activities:
Purchases of property, plant and equipment	(133,422)	(81,232)
Acquisitions of businesses, net of cash acquired	—	(116,882)
Other, net	(8,765)	4,058
Net cash flows used for investing activities	(142,187)	(194,056)

Effect of exchange rate changes on cash and cash equivalents	(54,295)	7,170

Cash and cash equivalents:
— decrease	(125,503)	(49,194)
— at beginning of period	928,971	1,009,343
— at end of period	$803,468	$960,149

AVNET, INC.

SEGMENT INFORMATION

(UNAUDITED)

	Third Quarters Ended*		Nine Months Ended*
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
	(Millions)
Sales:
Electronics Marketing	$4,219.5	$4,133.0	$13,028.8	$12,225.9
Technology Solutions	2,517.3	2,550.6	8,099.5	8,225.0
Consolidated Sales	$6,736.8	$6,683.6	$21,128.3	$20,450.9
Operating Income:
Electronics Marketing	$197.3	$193.4	$591.4	$540.9
Technology Solutions	68.1	60.9	248.1	243.7
Corporate	(35.0)	(30.5)	(110.8)	(98.1)
	230.4	223.8	728.7	686.5
Restructuring, integration and other expenses	(15.5)	(26.1)	(47.1)	(66.6)
Amortization of intangible assets and other	(11.2)	(12.9)	(34.4)	(34.5)
Operating Income	$203.7	$184.8	$647.2	$585.4

*Sub-totals and totals may not foot due to rounding